PITTSBURGH & WEST VIRGINIA RAILROAD
                              FORM 10-Q
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PART I.  FINANCIAL INFORMATION

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STATEMENT OF INCOME

(Dollars  in Thousands Except Per Share Amounts)

                                      Unaudited          Unaudited
                                   3 Months Ended      9 Months Ended
                                    September 30        September 30
                                   1996      1995      1996      1995

INCOME AVAILABLE FOR DISTRIBUTION:
     Cash Rental                   $229      $229      $686      $686
     Interest                         -         1         -         3
                                    229       230       686       689

     Less general and
          administrative expenses    24        22        70        64

               NET INCOME          $205      $208      $616      $625



Per Share:
(1,510,000 average shares outstanding)

     Net Income                    $ .14     $ .14     $ .41     $ .42
     Cash Dividends                  .14       .14       .41       .41
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